UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS

On April 8, 2011, Sanswire Corp. (the “Company”) entered into a Letter of Intent (the “LOI”) to acquire 100% of the outstanding shares of capital stock of Global Telesat Corp. (“GTC”), a privately held U.S. based satellite tracking firm.

The LOI contemplates the acquisition of all of the outstanding capital stock of GTC, with GTC (and its assets, inventory, government and commercial contracts, customer lists and associated operations and equipment) becoming a wholly-owned subsidiary of the Company following the closing of the proposed transaction. The purchase price to be paid by the Company for GTC would be paid as follows: $500,000 in cash, 30,000,000 shares of the Company’s common stock, and an earn-out equal to 5% of the gross revenues related to certain satellite ground station construction rights held by GTC.  All existing GTC personnel will enter into employment agreements with the Company following completion of the deal. The sole shareholder of GTC would have the right to nominate two members of the Company’s Board of Directors, both of whom would be required to be “independent” under the rules and regulations of the Securities and Exchange Commission.  The GTC acquisition is subject to the execution of definitive agreements and will be contingent on a number of customary closing conditions, including the Company’s securing adequate financing of at least $2.0 million, completion of satisfactory due diligence and financial audits, and securing various required consents and approvals. Both the Sanswire and GTC Board of Directors have approved the transaction and the Company and GTC have begun the due diligence process and to draft and negotiate the definitive agreements.  The parties intend to use commercially reasonable efforts to close the transaction in the second quarter of 2011.

Additionally, the Company has received a financing commitment for up to $1.5 million from Space Florida, an independent special district of the State of Florida, created to foster the growth of the space industry in Florida. The Space Florida financing commitment of up to $1.5 million is contingent on a number of conditions, including approval from the Space Florida Board of Directors, completion of adequate due diligence, financial market conditions, no material adverse change in the Company’s business or financial condition, and potential applicable approvals and consents.  In addition, Space Florida’s financing is dependent on, and would be a match to, any equity or debt financing secured by the Company from third parties.

A copy of the LOI is filed herewith as Exhibit 99.1 and a copy of the Press Release issued by the Company on April 12, 2011 is filed herewith as Exhibit 99.2.

The foregoing information is a summary of each of the documents and agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those documents and agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those documents and agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

99.1	Letter of Intent by and among Sanswire Corp., Global Telesat Corp. and Growth Investment Holdings Ltd., dated April 8, 2011.
99.2	Press Release issued April 12, 2011 of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanswire Corp.
(Registrant)

Date: April 12, 2011	/s/	Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer